Exhibit 12.1

CNL Lifestyle Properties, Inc.

Computation of Ratios of Earnings to Fixed Charges

(in thousands, except ratios)

	Three months
	Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008		2007		2006
Earnings:
Income (loss) from continuing operations	$(20,630)	$(81,889)	$(19,320)	$34,240		$35,356		$19,250
Less:

Cumulative effect of change in accounting principle	—	—	(5,900)	—		—		—
Equity in earnings (loss) of unconsolidated entities	(3,866)	10,978	5,630	3,020		3,738		11,003

	(16,764)	(92,867)	(19,050)	31,220		31,618		8,247

Add:

Amortization of capitalized interest	26	94	60	23		5		—
Distributed income from unconsolidated entities	3,630	12,691	10,786	14,883		12,864		17,004
Fixed charges (from below)	12,264	54,401	45,187	35,321		15,966		1,255

Adjusted Earnings	$(844)	$(25,681)	$36,983	$81,447		$60,453		$26,506

Fixed charges:
Interest expense (1)	$11,477	$50,616	$40,638	$32,076		$14,175		$936
Estimated interest factor from rental expense (2)	749	3,147	2,890	2,369		1,440		319
Capitalized interest	38	638	1,659	876		351		—

Total Fixed Charges	$12,264	$54,401	$45,187	$35,321		$15,966		$1,255

Ratios of earnings to fixed charges	—	—	—	2.31	x	3.79	x	21.12	x

Deficiency of earnings to fixed charges	$13,108	$80,082	$8,204	n/a		n/a		n/a

FOOTNOTES:

(1)	Includes amortized premiums, discounts and amortized capitalized financing costs.
(2)	Represents the portion of rental expense that is a reasonable approximation of the interest factor.